Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
SERIES G CONVERTIBLE PREFERRED STOCK
OF
CORMEDIX INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

CorMedix Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(f) of the DGCL, authorizing actions to be taken by the Board by written consent in lieu of a meeting, the following resolution was duly adopted by the Board of Directors of the Corporation on September 5, 2019:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), there is hereby established a series of the Company’s authorized preferred stock, par value $0.001 per share (the “Preferred Stock”), which series shall be designated as the Series G Preferred Stock, par value $0.001 per share, of the Company, and the number of shares so designated shall be 100,000, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES G CONVERTIBLE PREFERRED STOCK

Section 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Applicable Clawback Preferred Shares” shall have the meaning set forth in Section 6(d).

“Applicable Clawback Ratio” shall be equal to (i) the Applicable Preferred Shares divided by (ii) 100,000.

“Applicable Preferred Shares” shall have the meaning set forth in Section 6(d).

“Bankruptcy Event” means the Corporation shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; and/or a proceeding or case shall be commenced in respect of the Corporation, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Corporation or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Corporation or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Corporation or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Bloomberg” means Bloomberg, L.P.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(e)(iii).

“Clawback Adjustment” shall have the meaning set forth in Section 6(d).

“Clawback Period” means the period beginning on September 5, 2019 and ending on January 31, 2021.

“Clawback Preferred Shares” shall have the meaning set forth in Section 6(d).

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg (or, to the extent that Bloomberg is unavailable generally, an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series G Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $3.37, as adjusted pursuant to Section 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock, note, debenture or other security (other than Options) that is, or may become, at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Corporate Event” shall have the meaning set forth in Section 8(b).

“Daily Failure Amount” means the product of (x) 0.005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“DTC” shall have the meaning set forth in Section 6(a).

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Eligible Market” means The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, assignment, Taxes, lien (statutory or other, and including environmental and tax liens), deposit arrangement, violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preference, priority, other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease or any synthetic or other Financing Lease having substantially the same economic effect as any of the foregoing), restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a capitalized or financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP prior to the effectiveness of Accounting Standards Update No. 2016-02 (Topic 842). The maturity of any Financing Lease shall be the date of the last payment of rent or any other amount due under the related lease.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Holder” means any holder of Series G Preferred Stock.

“Indebtedness” of any Person means, without duplication (I) (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, Financing Leases) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which is classified as a Financing Lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, encumbrance, pledge, charge, security interest or other Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (II) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Initial Issue Date” shall mean the date that shares of Series G Preferred Stock are first issued by the Corporation.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Liquidation Event” shall have the meaning set forth in Section 5(b).

“Liquidation Preference” shall have the meaning set forth in Section 5(b).

“New Subsidiary” means, as of any date of determination, any Person in which the Corporation after the Initial Issuance Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries.”

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Permitted Distributions” means dividends by Subsidiaries of the Corporation to the Corporation or other Subsidiaries of the Corporation and dividends required to be paid on the Parity Securities and pursuant to Section 3 hereof.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the NYSE American.

“Pro Rata Portion” shall have the meaning set forth in Section 6(d).

“Purchase Rights” shall have the meaning set forth in Section 8(a) below.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series G Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(e)(i).

“Shortfall” shall have the meaning set forth in Section 6(d).

“Stated Value” shall mean $187.36452 per share of Series G Preferred Stock.

“Trading Day” means a day on which the Common Stock is traded for any period on the Principal Market or if the Common Stock is not traded on the Principal Market, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Price Condition” shall mean that the average Closing Sale Price of the Common Stock for any 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period equals or exceeds $11.25 (subject to adjustment as set forth in Section 7 hereof).

“Voting Conversion Price” shall mean $7.93, as adjusted pursuant to Section 7 hereof.

Section 2. DESIGNATION, AMOUNT AND PAR VALUE; ASSIGNMENT.

(a) The series of preferred stock designated by this Certificate shall be designated as the Corporation’s “Series G Convertible Preferred Stock” (the “Series G Preferred Stock”) and the number of shares so designated shall be 100,000. Each share of Series G Preferred Stock shall have a par value of $0.001 per share.

(b) The Corporation shall register shares of the Series G Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series G Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series G Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series G Preferred Stock in the Series G Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business or such other office of the Corporation as may be designated by the Corporation. Upon any such registration or transfer, a new certificate evidencing the shares of Series G Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three (3) Business Days. The provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. DIVIDENDS. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series G Preferred Stock equal (on an as-if-converted-to-Common-Stock basis without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c) hereof) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are paid on shares of the Common Stock.

Section 4. VOTING RIGHTS. Holders of Series G Preferred Stock shall have the right to cast the number of votes for each share of Series G Preferred Stock equal to the quotient obtained by dividing the Stated Value by the Voting Conversion Price. Such shares of Series G Preferred Stock shall vote together with the shares of Series E Preferred Stock and the shares of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock. In addition, as long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series G Preferred Stock: (a) alter or change the powers, preferences or rights given to the Series G Preferred Stock as set forth herein or alter or amend this Certificate of Designation, (b) increase the number of authorized shares of Series G Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing; provided, however, that the foregoing shall not preclude the Corporation from designating or issuing any Junior Securities. The Corporation shall not pay or cause to be paid, directly or indirectly, to any Holder or any of its Affiliates any consideration of any type in connection with a vote of Holders relating to Sections 4(a), (b) or (c). The Corporation shall not, directly or indirectly, redeem or repurchase any Series G Preferred Stock unless such offer of redemption or repurchase is made pro rata to all Holders on identical terms.

Section 5. RANK; LIQUIDATION.

(a)  The Series G Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created (clauses (i) and (ii), “Junior Securities”); (iii) on parity with the Series E Preferred Stock and any class or series of share capital hereafter created, the terms of which class or series are not expressly subordinated or senior to the Series G Preferred Stock (“Parity Securities”); and (iv) as long as any shares of Series C-3 Convertible Preferred Stock are outstanding, junior to the Series C-3 Convertible Preferred Stock until such time that the holders of the Series C-3 Convertible Preferred Stock agree in writing in accordance with the terms of the C-3 Convertible Preferred Stock to cause the Series C-3 Convertible Preferred Stock to rank either subordinate to or pari passu with the Series G Preferred Stock, in each case for clauses (i) through (iv) above, as to dividends and other distributions, amortization and/or redemption payments, and/or payments upon a Liquidation Event (as defined below). The foregoing shall not preclude the Corporation from designating or issuing any Junior Securities. Without the prior express written consent of Holders representing a majority of the outstanding shares of Series G Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or pari passu rank to the Series G Preferred Stock in respect of the preferences as to dividends and other distributions, amortization and/or redemption payments, and/or payments upon a Liquidation Event.

(b)  Upon liquidation, dissolution or winding up of the Corporation or a Bankruptcy Event, whether voluntary or involuntary (each, a “Liquidation Event”), each holder of shares of Series G Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value per share of Series G Preferred Stock, plus an additional amount equal to any dividend declared but unpaid on such shares (the “Liquidation Preference”), before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series G Preferred Stock the Liquidation Preference, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series G Preferred Stock and Parity Securities.

(c)  After payment to the holders of shares of the Series G Preferred Stock of the amount required under Section 5(b), the remaining assets or surplus funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series G Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the holders of the Series G Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series G Preferred Stock are then convertible (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c) hereof).

Section 6. CONVERSION.

(a)  Conversions at Option of Holder. Each share of Series G Preferred Stock along with the aggregate accrued but unpaid dividends thereon shall be convertible, at any time and from time to time from and after the date of the issuance thereof, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such conversion. A Holder shall effect a conversion by providing the Corporation with the form of conversion notice (via overnight courier, facsimile or email) attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. For purposes of clarification, the Corporation or its transfer agent shall not require a Holder to obtain a medallion guaranty, notary attestation or any similar deliverable in order to effectuate the conversion of all or a portion of such Holder’s shares of Series G Preferred Stock. Other than a conversion following a Fundamental Transaction, the Notice of Conversion must specify at least a number of shares of Series G Preferred Stock to be converted equal to the lesser of (x) 10,000 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a), 7(b), 7(c) and 7(d) hereof) and (y) the number of shares of Series G Preferred Stock then held by the Holder. Provided the Corporation’s Common Stock transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit/Withdrawal at Custodian system (a “DWAC Delivery”). The date on which a conversion of Series G Preferred Stock shall be deemed effective (the “Conversion Date”) shall be defined as the Trading Day that the Notice of Conversion, completed and executed, and a copy of the original certificate(s) representing such shares of Series G Preferred Stock being converted, is sent (via overnight courier, facsimile or email) to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b)  Conversion Ratio. The “Conversion Ratio” for each share of Series G Preferred Stock shall be equal to (i) the sum of the Stated Value and accrued but unpaid dividends thereon, divided by (ii) the Conversion Price.

(c)  Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series G Preferred Stock, and a Holder shall not have the right to convert any portion of its Series G Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock subject to the Notice of Conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series G Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series G Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. The provisions of this Section 6(c) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series G Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

(d)  Clawback. If at any time during the Clawback Period, the Trading Price Condition is satisfied, then the aggregate number of shares of Series G Preferred Stock set forth on Schedule 6(d) hereto applicable to the month in which the Trading Price Condition is first satisfied shall be automatically cancelled (such cancellation, the “Clawback Adjustment” and such cancelled shares, the “Clawback Preferred Shares”). The number of Clawback Preferred Shares held by each Holder (the “Applicable Clawback Preferred Shares”) shall equal the product of (x) the fraction, the numerator of which is the number of Clawback Preferred Shares and the denominator of which is 100,000, multiplied by (y) the sum of (A) the number of shares of Series G Preferred Stock held by such Holder and (B) the number of shares of Series G Preferred Stock previously converted by such Holder (such sum shall be referred to as the “Applicable Preferred Shares”); provided, that, (i) if, at the time of the Clawback Adjustment, a Holder holds fewer shares of Series G Preferred Stock than the Applicable Clawback Preferred Shares (the difference between such Applicable Clawback Preferred Shares and the number of shares of Series G Preferred Stock then held by such Holder shall be referred to as the “Shortfall Shares”), then, the number of Conversion Shares held by such Holder into which the Shortfall Shares would be convertible at the time of the Clawback Adjustment shall be automatically cancelled and (ii) during the Clawback Period, no Holder may transfer any Conversion Shares if, at the time of any such transfer of Conversion Shares, the transfer would cause the sum of (w) the number of Conversion Shares into which the remaining shares of Series G Preferred Stock held by such Holder following such transfer are convertible and (x) the number of Conversion Shares held by such Holder following such transfer, to be less than the product of (y) the Applicable Clawback Ratio and (z) the number of shares of Common Stock set forth in Schedule 6(d) hereto (subject to adjustment as set forth in Section 7 hereof) applicable to the month in which such transfer is consummated.

(e)  Mechanics of Conversion.

(i)  Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date (the “Share Delivery Date”) the Corporation shall: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series G Preferred Stock (which certificate or certificates shall not have any legends on it) or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series G Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series G Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii)  Obligation Absolute. Subject to any limitations on the beneficial ownership of Series G Preferred Stock to which a Holder may be subject and subject to such Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series G Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to any limitations on the beneficial ownership of Series G Preferred Stock to which a Holder may be subject and subject to such Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, in the event a Holder shall elect to convert any or all of its Series G Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series G Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series G Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to any limitations on the beneficial ownership of Series G Preferred Stock to which a Holder may be subject and subject to such Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(e)(i) on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by such Holder to the Corporation), then, unless the Holder has rescinded the applicable Conversion Notice pursuant to Section 6(e)(i) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Holder an amount payable in cash equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such third (3rd) Trading Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. The foregoing liquidated damages is not intended to be, and is not, an exclusive remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii)  Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(e)(i) (other than a failure caused by incorrect or incomplete information provided by such Holder to the Corporation) (a “Conversion Failure”), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series G Preferred Stock equal to the number of shares of Series G Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series G Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series G Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series G Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i).

(iv)  Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series G Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series G Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series G Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v)  Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series G Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi)  Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series G Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series G Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)  Status as Stockholder. Upon each Conversion Date: (i) the shares of Series G Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series G Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or electronic delivery of such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series G Preferred Stock.

Section 7. CERTAIN ADJUSTMENTS.

(a)  Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Initial Issuance Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Initial Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 7(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b)  Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c)  Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the shares of Series G Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 7(c) with respect to the rights of each Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and further provided, that, this Section 7(c) shall not apply to any dividends actually paid to the Holders pursuant to Section 3 hereof.

(d)  Adjustments for Reclassification. Exchange or Substitution. If the Common Stock at any time or from time to time after the Initial Issuance Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 7(a), Section 7(b), and Section 7(c), or a reorganization, merger, consolidation, or sale of assets provided for in Section 7(e)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that each Holder shall have the right thereafter to convert shares of Series G Preferred Stock into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such shares of Series G Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)  Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. In case of any reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the shares of Series G Preferred Stock) after the Issuance Date, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity (any such reorganization or other event hereafter being referred to as a “Fundamental Transaction”), then and in each such case the shares of Series G Preferred Stock, upon conversion, as and at any time after the consummation of such Fundamental Transaction, shall be converted into, in lieu of the stock or other securities and property into which the shares of Series G Preferred Stock would have been convertible prior to such Fundamental Transaction, such stock or other securities or property to which the shares of Series G Preferred Stock would have converted if the shares of Series G Preferred Stock had been converted immediately prior to any such Reorganization (the “Alternate Consideration”), subject to further adjustment as provided in Section 7(a), Section 7(b), Section 7(c) and Section 7(d) in each such case. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and ensuring that the Series G Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series G Preferred Stock shall maintain their relative rank, powers, designations and preferences provided for herein (for the avoidance of doubt, the Series G Preferred Stock shall be senior to all other classes of capital stock of the successor entity) and no merger shall have a result inconsistent therewith. The Corporation shall cause to be delivered (via overnight courier, facsimile or email) to each Holder, at its last address as it shall appear upon the books and records of the Corporation, written notice of any Fundamental Transaction at least ten (10) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(f)  Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(g)  No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each Holder against impairment.

(h)  Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of a Holder, at any time, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the shares of Series G Preferred Stock.

Section 8. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)  Purchase Rights. In addition to any adjustments pursuant to Section 7 above, if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s shares of Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(b)  Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of the Holder’s shares of Preferred Stock (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had the Holder’s shares of Preferred Stock initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 8(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Preferred Stock.

Section 9. OMITTED.

Section 10. COVENANTS. So long as any shares of the Series G Preferred Stock are outstanding, without the prior express written consent of Holders representing 66 2/3% of the outstanding shares of Series G Preferred Stock, the Corporation shall not, and shall not permit any Subsidiary, to, directly or indirectly:

(i)	create, incur, guarantee, assume or suffer to exist any Indebtedness, other than (x) trade payables incurred in the ordinary course of business consistent with past practice, and (y) up to $10 million aggregate principal amount of Indebtedness with a maturity less than twelve months outstanding at any time, which amount may include up to $5 million of letters of credit outstanding at any time;

(ii)	create, incur, assume or suffer to exist any Encumbrances on any of its assets or property now owned or hereafter acquired;

(iii)	redeem, repurchase or pay any cash dividend or distribution on any of its capital stock (other than Permitted Distributions);

(iv)	redeem, repurchase or prepay any Indebtedness, other than any Indebtedness permitted under Section 10(i);

(v)	engage in any material line of business substantially different from those lines of business conducted by the Corporation and each of its Subsidiaries on the Initial Issue Date or any business substantially related or incidental thereto. The Corporation shall not, and the Corporation shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose;

(vi)	acquire or form any New Subsidiary if such New Subsidiary would not be wholly-owned, directly or indirectly, by the Corporation;

(vii)	fail to maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and fail to comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, in each case so as to prevent any material loss or forfeiture thereof or thereunder;

(viii)	fail to maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated;

(ix)	(x) other than in the ordinary course of business and consistent with past practice, lend money or credit (by way of guarantee or otherwise) or make advances to any Person other than a wholly-owned Subsidiary, or (y) purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any Person other than a wholly-owned Subsidiary or in connection with an acquisition or investment in an entity or business in the Company’s line of business;

(x)	sell, lease, license, assign, transfer, convey or otherwise dispose of any assets or rights of the Corporation or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Corporation and its Subsidiaries that, after giving effect thereto, would not materially change or interfere with the business of the Corporation and its Subsidiaries as operated immediately prior to such disposition and (ii) sales of product, inventory or receivables in the ordinary course of business; or

(xi)	amend, alter, add or repeal any provision of the Company’s Certificate of Incorporation in a manner adversely affecting the rights of the holders of shares of Series G Preferred Stock.

Section 11. MISCELLANEOUS.

(a)  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922, facsimile number (908) 375-8272, or such other facsimile number or address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or mail at the facsimile number or email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)  Lost or Mutilated Series G Preferred Stock Certificate. If a Holder’s Series G Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series G Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)  Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(d)  Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)  Next Business or Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day or a Trading Day, such payment shall be made on the next succeeding Business Day or Trading Day, as the case may be.

(f)  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)  Status of Converted Series G Preferred Stock. If any shares of Series G Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series G Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 5th day of September, 2019.

CORMEDIX INC.

By:	/s/ Khoso Baluch
Name:	Khoso Baluch
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES G PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series G Preferred Stock indicated below, represented by stock certificate No(s). __________ (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of CorMedix Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation (the “Certificate of Designation”) of Series G Convertible Preferred Stock (the “Series G Preferred Stock”) filed by the Corporation on September 5, 2019.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series G Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is ____________. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:
Number of shares of Series G Preferred Stock owned prior to Conversion:
Number of shares of Series G Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:
Broker no:
Account no:

[HOLDER]

By:

Name:

Title:

Date:

Schedule 6(d)

Clawback Schedule

Date	Number of Shares of Series G Preferred Stock	Number of Shares of Common Stock
9/30/2019	2,433	135,316
10/31/2019	2,352	130,827
11/30/2019	2,271	126,299
12/31/2019	2,189	121,734
1/31/2020	2,106	117,131
2/29/2020	2,023	112,490
3/31/2020	1,938	107,810
4/30/2020	1,854	103,091
5/31/2020	1,768	98,333
6/30/2020	1,682	93,535
7/31/2020	1,595	88,697
8/31/2020	753	41,909
9/30/2020	709	39,450
10/31/2020	664	36,970
11/30/2020	619	34,469
12/31/2020	574	31,948
1/31/2021	528	29,405